Exhibit 10.01

Exclusive Representation Agreement

This Agreement (the "Agreement") is entered into as of the date set forth below by and between Omnitek Engineering, Corp. ("Omnitek" or the “Company”), a California Corporation, and Omnitek Stationary, Inc., a Texas Corporation, ( “Distributor”), collectively referred to as "Parties".

Omnitek is a leader in the field of diesel-to-natural gas engine conversions. The Company's advanced system (the “Technology”) makes it possible that every diesel engine can be converted to natural gas as defined as Compressed Natural Gas (CNG), Liquid Natural Gas (LNG) or Bio-methane (Biogas) or a combination of lean-burn, Exhaust Gas Recirculation, with a three-way catalyst. The Technology can be utilized on vehicles or stationary engines such as water pumps, electric power generators or any other industrial or transportation engine. Furthermore, Omnitek has a technology to convert rich-burn engines to lean-burn engines, which has been successfully applied on irrigation pumps and other stationary engine applications to bring engines into emissions compliance, or to increase efficiency and experience fuel cost savings.

The Distributor has been working to develop markets and sell Omnitek products since November of 2008 and has been solely responsible for developing the Company’s relationship with Sempra Energy Company, Southern California Gas Company and their customers and was instrumental in managing the emission tests and process to get certification for the Technology. The Distributor possesses certain know-how and marketing capabilities to sell, install and service the Technology.

Now therefore, Omnitek hereby provides Distributor with distribution rights to the Technology, Products and Markets throughout the Territory and with a license to its trademarks and, subject to the provisions below, Omnitek grants Distributor: (i) a non-exclusive, non-assignable license to use the name and logo “Omnitek” for Distributor activities,and (ii) rights associated with representation, marketing and installation of its products throughout the territory, as defined herein. The Distributor , as consideration for the right to distribute Omnitek products and use of Trademarks, hereby grants to Omnitek a five percent (5%) ownership interest in Omnitek Stationary, Inc. which interest shall not be obligated to contribute capital or assets, now or in the future, to Omnitek Stationary, Inc. in exchange for such interest. Omnitek’s ownership interest in Omnitek Stationary, Inc. shall participate in all the rights and benefits of ownership, including the right to pro-rata distribution of profits, notwithstanding the capital account considerations. Omnitek shall have no participation in the management nor day-to-day operation of Omnitek Stationary, Inc.

Omnitek agrees with Distributor that the Distributor has marketing capabilities within the Territory, and therefore, in consideration of the commencement of this Agreement and the mutual promises contained herein, Distributor hereby acknowledges and agrees with Omnitek as follows:

1.

Products: Including diesel-to-natural gas conversion kits, natural gas to natural gas conversion kits, new natural gas engines (“Products” or “Technology”), as outlined in “Addendum A”

2.

Markets: The Partnership has developed relationships with potential customers in the AGRICULTURE INDUSTRY and FOOD PRODUCTION INDUSTRY as well as other potential customers. These markets, more detailed identified in Addendum B, will be sold exclusively (“Exclusive Markets”) through the Distributor , either directly or indirectly through sub-dealers. Omnitek Stationary, Inc. will also work to develop other markets for Omnitek natural gas components and services as identified in Addendum B. At this time the most viable customers are farmers, such as Grimmway Farms and food and drink producers such as Langers Juices, LLC. These are just examples of the type of customer base the Partnership is looking to do business with.

3.

Exclusive Territory:

(“Territory”) Stationary Engines in California (excluding military); SoCalGas Co., SEMPRA Energy and PG&E Co. service areas, as well as specific customers registered with Omnitek as identified in Addendum B,. Non-exclusive rest of World, stationary and mobile.

4.

Addendum B: Addendum B, which lists the Exclusive Markets, Territory and customers may periodically be updated or corrected as required, but will only be valid if signed by both Parties.

5.

Grant of Exclusivity: Omnitek Stationary, Inc. (and subsidiaries), is hereby appointed the Exclusive Distributor for the marketing, selling, installing and servicing of Omnitek Products and Technology to the identified Exclusive Markets throughout the exclusive Territory, and non-exclusive for the rest of the world.

6.

Authority of Distributor: Distributor shall have no authority to enter into any commitments or obligations on the behalf of Omnitek. The Distributor shall not create or incur, or indicate that is granted any right or authority to create any obligation, expense or responsibility, expressed or implied, on behalf of or in the name of Omnitek nor commit Omnitek in any way whatsoever. Distributor shall safeguard the interests of Omnitek with the due diligence of a responsible businessman and shall always keep Omnitek informed of its activities as well as of the market conditions within the Territory. Distributor shall, at its own expenses, consistently and actively promote the sales of the Products and Technology.

7.

Ownership: Omnitek owns all right, title and interest in and to the Technology. All rights not expressly granted hereunder are reserved to Omnitek. Distributor shall not reverse engineer any portions of the Technology.

8.

Product Localizations: Except as otherwise set forth, Distributor is responsible for any changes to the Technology or Documentation necessary to localize them in accordance with the operation of the Local Business. All such localization must be either: (i) performed by Omnitek; or (ii) performed by Distributor, or by its independent contractor in accordance with instructions from Omnitek.

9.

Udates and Upgrades. During the first four (4) years after the Effective Date, Omnitek shall deliver to Distributor any updates, upgrades, enhancements or future versions of or to the Technology or Documentation that Omnitek makes generally available to its other Distributors without charge, no later than the time when such updates, upgrades, enhancements or future versions are first released to any Distributor. Following such four (4) year period, Omnitek shall continue to deliver to Distributor such updates, upgrades, enhancements or future versions of or to the Technology or Documentation subject to the payment by Distributor to Omnitek of a fee in consideration therefore, such fee not to exceed the lowest fee charged to any of Omniteks's other Distributors for similar services.

10.

License Restrictions: Distributor shall not:

(a) sell, lease, license, sublicense or distribute the Products or Technology except in accordance with this Agreement;

(b) provide, disclose, divulge or make available to, or permit use of the Omnitek Technology by any third party without Omnitek's prior written consent, except as specifically authorized by this Agreement and except to the extent such use or disclosure is inherent in the normal operation of the Local Business with respect to users of the World Wide Web Site for the Local Business, which use or disclosure is substantially similar to the use or disclosure made by Omnitek by means of its World Wide Web Site in the U.S.; or

(c) use the Technology for any purpose except as expressly provided for in this Agreement.

11.

Term: This agreement will be in full force and effect for a period of five (5) years and shall automatically renew for two additional terms of five years each, as long as sales reach the Minimum Sales Amount during eachfive (5) year term, if not terminated.

12.

Minimum Sales Amount: USD 2,000,000 per each 5 year Term.

13.

Sales Delay: In case Omnitek is not able to ship ordered product for a period of 6 month or more (“Sales Delay”), due to unavailability of product from Omnitek suppliers or excessively long conversion kit development time for a new application, such Sales Delay time will be added to the 5 year Term.

14.

Direct Enquiries: Omnitek shall not appoint any other person or firm for the sale or the representation of its Technology to Markets within the exclusive Territory unless agreed to by both Parties in writing. In case of direct inquiries, Omnitek will refer them to the Distributor.

15.

Direct Sales to Customers or Dealers in exclusive Territory: Should Omnitek sell the Technology to Exclusive Markets in the exclusive Territory directly, Omnitek shall pay Partnership a sales commission on these direct sales of 15% of paid shipments. Partnership must be notified of Omniteks intent to complete the sale within Distributor’s territory.

16.

Sales Commissions: Omnitek shall pay Partnership a sales commission on direct sales of Technology to Exclusive Markets in the exclusive Territory of 15% of paid shipments.

17.

Contractors: Distributor may appoint a third party contractor ("Contractor") to assist in Distributor's Business; provided, however, that any such Contractor's access to and use of the Omnitek Technology (a) will only be permitted pursuant to a signed written agreement between Distributor and such Contractor that contains terms at least as restrictive as those set forth in this Exclusive Agreement, (b) protects Omnitek proprietary rights in the Technology to the degree set forth in this Agreement, (c) grants the Contractor no rights in the Technology or any modification, enhancement or Derivative Work thereof, and (d) establishes Omnitek as a third party beneficiary with full legal right to enforce such agreement against the Contractor ("Contractor Agreement"). Distributor shall indemnify and hold harmless Omnitek against any losses arising out of any failure of its Contractor's to enter into a Contractor Agreement in accordance with this Section.

18.

Marketing of Products and Fairs: The Distributor shall use its best effort to promote the sale of the Products throughout the Territory and advertise the Products using only approved advertising materials. The cost of advertising (advertisements, written materials and giveaways) shall be born by the Distributor.

The Distributor shall inform Omnitek in advance of any contemplated participation in trade fairs or exhibitions.

The Distributor shall provide Omnitek with reasonable information necessary to assess the state of the market in the Territory at least every 6 months.

19.

Exclusive Product Offering: Distributor agrees that as Exclusive Omnitek Representative Distributor will not offer for sale, market or install any diesel-to-natural gas conversion kits or rich-burn to lean-burn kits other than kits supplied by Omnitek. The Distributor shall not without the prior consent of Omnitek be a party to any agreements, correspondence and other dealings relating directly or indirectly to the supply or the promotion of competitive products within or outside the Territory.

20.

Use of Trademarks: Distributor agrees to use all trademarks owned by Omnitek as approved. The Distributor shall not register any Omnitek owned trademarks, trade names or symbols in the Territory, or elsewhere, without the explicit consent from Omnitek.

21.

Orders: Omnitek shall be obliged to supply the Product to the Distributor in accordance with the Distributor’s orders. All purchase transactions between Omnitek and the Distributor for the Products shall be governed by the terms and conditions of this Agreement and such other terms and conditions (including delivery dates and quantities) as may be agreed in writing between Omnitek and the Distributor from time to time. Purchase orders issued shall refer to specify quantities, prices, destination and required delivery dates, and must be in writing either by fax or email, and if accepted by Omnitek, shall be binding. Distributor will from time to time be required to pay Omnitek for systems in advance of the actual delivery date. Omnitek has agreed to warehouse the products until needed and will assume responsibility for the security of the systems until delivered to Distributor. In exchange for performing these services Omnitek will be allowed to sell the systems to their other distributors outside the exclusive territory of Distributor, provided the equipment is replaced in inventory before it is needed by Distributor.

22.

Pricing of Goods: Distributor shall have the right to offer Omnitek Technology and Products to potential customers in the Territory for the prices as decided by Distributor. The prices payable by the Distributor for the Product shall be those, contained in Omnitek’s ex works quotations, which will be submitted from time to time.

23.

Pricing: All pricing will be firm for a minimum period of one (1) year and any price increases will be limited to the same % increase as the material cost has increased. Price increases can only be implemented once a year with 90 days advance notice, effective on January 1 following the announcement.

24.

Exchange of Information: The parties undertake to provide each other with any information necessary to correctly fulfill the Agreement. All rights to technical data and information regarding engine conversions, know how etc. shall remain vested in Omnitek, unless such information can be found also in the public domain.

The parties undertake to adopt all the measures necessary to grant an adequate protection of the information and documentation and whatever received from the other party and to assure the necessary confidentiality of their content, in particular:

a)

Do not cede, assign or disclose for whatever reason and at any time, the content of the information to third parties.

b)

Do not copy or reproduce this information in any way without the written permission of the issuing party.

The documentation and information made available according to the present Agreement, shall be used by the Parties only for the purposes and according to the indication foreseen in this Agreement.

25.

Responsibility of Omnitek:

a.

Keep and convey updated Technology information.

b.

Regularly update price list, but only once per 1 year period (January of every year).

c.

Provide training for Distributor staff.

d.

Support on problem solving for special cases.

e.

Provide contact person for technical consulting/discussion.

f.

Co-development and support for new products or modifications.

g.

Provide hardware, software (programming), instructions, ECM and wiring harnesses as well as other associated essential operating parts and components for a complete installation of the systems the Distributor will be selling hereunder. Maintain adequate inventory of service and warranty parts to supply to Distributor to prevent significant engine down time.

26.

Responsibility of Distributor:

a.

Assures adequate technical training and proficiency of its technicians converting engines and selling CNG components and engines.

b.

The purchase of sufficient and appropriate diagnostic equipment and tools for its service centers as needed to diagnose and repair any problems that may arise.

c.

Distributor has the right and obligation to verify the condition of all parts when a Customer puts forward a Warranty claim and inform Omnitek immediately of such claim if the part(s) are found to be defective during the warranty period.

d.

Distributor is required to submit adequate warranty documentation with all warranty claims, specifically, original invoice or contract numbers, date part was sold or put into service, engine number and odometer reading since part or engine has been in use. This information must be supplied at the same time each warranty claim is made.

e.

Distributor agrees to keep sufficient stock of service items, CNG system parts, engine hard parts, etc., to assure uninterrupted operation of the engines in case of defects, warranty claims, scheduled services etc.

27.

Warranty: Omnitek warrants that the Products supplied hereunder shall be of merchantable quality will conform to the specifications set forth in associated documentation (sales literature) and comply according to standards of CNG engines and parts. All parts/components supplied by Omnitek are under warranty for 12 months from the date of installation. In case of valid warranty claims within the warranty period, the repair or replacement of defective parts will be performed in form of reimbursement of certain costs as outlined in the separate Warranty Document. For additional and detailed warranty policies, please refer to separate “Warranty” document.

28.

Confidential Information. The Parties recognize there may be competitors trying to seek information, or opportunity to utilize the products and confidential information of the Parties. The Parties further agree that each has and will continue to develop, compile, and own certain proprietary techniques, trade secrets, customer and supplier lists and other confidential information that have great value in their business (said techniques and information are referred to in this Agreement collectively as "Confidential Information"). Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Representative or Manufacturer are engaged, or in which they contemplate engaging. It is further recognized that the Parties will have access to each other's Confidential Information. And, in an attempt to prevent abuse of each other's interests;

29.

Protection of Confidential Information. The Parties agree to hold in trust and keep confidential and not disclose to any third party or make any use of each other's Confidential Information, except for their mutual benefit, without the prior written consent.

30.

Exceptions. Confidential Information does not include that information which can be established as (a) is generally known and readily available to the applicable trade at the time of disclosure, or which becomes so through no breach of this Agreement, (b) is known to a Party prior to the time of disclosure as evidenced by dated written records, or (c) is received by a Party from independent sources having the right to such information without an obligation of confidence or non-disclosure, and without the information having been solicited or obtained by any use of the Confidential Information.

31.

Non-competition. It is agreed by the Parties that neither will compete with the other during the term of this Agreement, and for a period of five (5) years thereafter, except with the express prior written consent of the other Party. Each agrees that it will not, (1) engage in any employment or activity other than in the mutual best interest of the Parties, (2) induce any other to engage in any such competitive employment or activity; or (3) solicit anyone for services similar to those contemplated to be performed by the Parties.

32.

Non-circumvention. The Parties, on behalf of themselves, shareholders, heirs, assignees and designees, acknowledge that each has spent immeasurable time money and effort in the establishment of beneficial relationships between itself and its suppliers, manufacturers, distributors, retailers, wholesalers, and clients ("Contacts"), and therefore agree that during the term of this Agreement, and for a period of five (5) years thereafter, neither will make any contact with, deal with, or otherwise, be involved in any transaction with each other's Contacts, without the expressed prior written consent of the other Party.

33.

Injunctive Relief. Because a breach of this Agreement may cause either Party irreparable harm for which money is inadequate compensation, it is agreed the Party claiming injury will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

34.

Attorneys' Fees. If any action is necessary to enforce this Agreement, the prevailing party shall be entitled to recover court costs, related expenses and its attorneys' fees.

35.

Amendment and Binding Effect. This Agreement may not be amended except by an instrument in writing signed by both Parties. This Agreement shall be binding on the heirs, executors, administrators, and other legal representative of each party and is for the benefit of the Parties and their successors and assignees.

36.

Governing Law. This Agreement shall be governed by the laws of the State of California, USA.

37.

Entire Agreement. This Agreement expresses the entire understanding of the Parties about the described subject matter, and supersedes any and all other written or oral agreements.

38.

Cumulative Remedies. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by a Party of any failure by the other Party to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by either of any right shall he construed as a waiver of any other right.

39.

Severability: If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to effect the intent of the Parties hereto. The Parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision.

40.

Termination & Breach: Either Party may terminate for Cause upon sixty (60) business days notice, after it has provided the other Party a sixty (60) day period with which to cure any alleged breach of this Agreement. If the breach has not been cured at the end of the (60) day "cure" period, the Party claiming damage may then finalize the termination upon five (5) business days notice. Upon occurrence of any of the following events (“Cause”), the parties shall be entitled to terminate this Agreement by giving the required written notice to other party.

a.

Insolvency or bankruptcy of either party.

b.

Assignment of a major part of the assets of either party for the benefit of creditor(s) of such party.

c.

Dissolution or liquidation of either party.

d.

The Agreement may be terminated at any time by mutual agreement of both parties.

41.

Selling of Stock: Upon expiration or termination of this Agreement for any reason, the Distributor, or its agents and sub-distributors may sell the Products in stock for which it has accepted orders from customers prior to the date of termination.

42.

Notices: All notices and other communications hereunder shall be in writing and shall be sent to the recipient at the address of its registered office or such other address as the recipient may designate by notice given in accordance with the provisions of this clause. Any such notice may be delivered by registered mail with return receipt requested or facsimile transmission (in either case during the recipient’s normal business hours) and shall be deemed to have been served, if by registered mail with return receipt requested on the date of actual delivery as recorded in the delivery receipt and, if by facsimile, transmission (confirmed by letter sent by post) when despatched, provided that transmission is proved by receipt of transmission and arrival.

43.

Nonassignment/Binding Agreement: (i) Neither this Agreement, nor any rights under this Agreement, may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntary, or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of Omnitek. (ii) Omnitek may assign all its rights and obligations under this Agreement to an Affiliate of Omnitek, or to an entity that succeeds to substantially all of the business or assets of Omnitek. Any assignee must agree to be bound by all the terms and conditions of this Agreement. This includes if this Agreement is assigned to a third party that succeeds to substantially all of the business or assets of Omnitek, in a transaction in which the shareholders of Omnitek immediately after such transaction own less than 50% of the outstanding shares of the successor entity.

44.

Pledge or Lien: The Distributor shall have no pledge or lien on the property of Omnitek.

45.

Waiver: The failure of either party to enforce at any time the provisions hereof shall not be construed as a waiver of such provisions or the right thereafter to enforce each and every such provision.

46.

Original Version: The version in the English language of the Agreement shall be the governing version.

47.

Arbitration: All disputes arising out of the present Agreement including those concerning its validity, interpretation, performance and termination, shall be finally settled according to the arbitration regulations of the International Chamber of Commerce.

48.

Force Majeure: If either party’s ability to perform its obligations under this Agreement and any order binding on them is limited delayed or prevented in whole or in part by reason of any cause or event beyond that party’s control including but without limiting the generality of the foregoing, fire, storm, tempest, explosion, accident, strike and/or industrial dispute, war, civil strife or commotion act of foreign enemy hostilities (whether war be declared or not), any law or act of any government, that party shall be excused, discharged or released without penalty or liability from their respective obligations under this agreement if any such performance is so limited, delayed or prevented.

Omnitek Engineering, Corp.

Werner Funk, CEO

1945 S. Rancho Santa Fe Road

San Marcos, CA 92069 USA

Tel. 760-591-0089

Fax. 760-591-0880

Email: Werner@Omnitekcorp.com

Omnitek Stationary Inc.

Brad Birdwell

9721 Derrington

Houston, Texas 77064

Tel. 281-664-7906

Fax. 281-664-7981

Email:brad.birdwell@grbirdwell.com

SO UNDERSTOOD AND AGREED

Date:

December 2, 2009

Date: December 3, 2009

/s/ Werner Funk

/s/ Brad Birdwell

Werner Funk, CEO

Brad A. Birdwell

Omnitek Engineering, Corp

Omnitek Stationary, Inc.

Addendum A

Diesel-to-natural gas engine conversions

Compressed Natural Gas (CNG), Liquid Natural Gas (LNG) or Bio-methane (Biogas)

Natural gas rich-burn to lean-burn conversion

Lean-burn EGR (Exhaust Gas Recirculation) with three-way catalyst

Addendum B

Exclusive Markets:

Agricultural Irrigation Engines

Exclusive Customers:

Domestic Gas Utilities (sponsored or financed)

J-W Power

Address:

DCP Midstream

Address: 370 17th St. Ste 2500, Denver, CO 80202

Agtoprof Inc.

Address: 3933 FM 344 East, Tyler, Texas 75703